Exhibit 99.4


dbrs.com
Press Release
Ford Motor Credit Company & Ford Motor Credit Canada
Limited
Confirms at BBB (high) & R-1 (low)

Date of Release: April 11, 2005


Issuer                       Debt Rated                     Rating Action  Rating      Trend  Notes             Latest Event
----------------------------------------------------------------------------------------------------------------------------
Ford Credit Canada Limited   Commercial Paper (guar. by     Confirmed      R-1 (low)   Stb    last rpt. 2004-   Apr 11, 2005
                             Ford Motor Credit Co.)                                           11-23

Ford Motor Credit Company    Commercial Paper               Confirmed      R-1 (low)   Stb    last rpt. 2004-   Apr 11, 2005
                                                                                              11-23

Ford Credit Canada Limited   Senior Long-Term Debt (guar.   Confirmed      BBB (high)  Stb    last rpt. 2004-   Apr 11, 2005
                             by Ford Motor Credit Co.)                                        11-23

Ford Motor Credit Company    Senior Long-Term Debt          Confirmed      BBB (high)  Stb    last rpt. 2004-   Apr 11, 2005
                                                                                              11-23
-----------------------------------------------------------------------------------------------------------------------------


Dominion Bond Rating Service ("DBRS") has confirmed the ratings of Ford Motor Credit Company ("Ford Credit" or the "Company") and Ford Motor Credit Canada Limited ("Ford Credit Canada"), all with Stable trends. Ford Motor Company ("Ford"), Ford Credit's wholly owned parent, announced on April 8, 2005, that results at its automotive operations are deteriorating and pre-tax profit excluding special items for the full year in 2005 is expected to be break-even at best due to worse than expected performance in its North American operations.

Ford continues to lose market share in North America despite the introduction of a number of new products. In addition, rising material costs and health care expenses are going to add to margin pressure. Moreover, market conditions are expected to worsen. The prospect of higher and sustained gasoline prices and increased use of incentives by competitions will put more pressure on Ford's automotive operations, particularly in North America. DBRS has confirmed the ratings of Ford Credit and Ford Credit Canada, all with Stable trends, but has placed the ratings of Ford "Under Review with Negative Implications", reflecting the weakening operating results and outlook.

While DBRS's ratings for captive finance companies are typically equivalent to the credit strength of the operating parent (parent), DBRS policies have always provided the opportunity whereby a captive finance company (captive) could be rated higher than the parent. Key general considerations for such an event include the following:
(1) The value and first claim ability of the captive assets;
(2) The relationship between the captive and the parent;
(3) The stand-alone strength of the captive; and
(4) The level of ratings in the credit spectrum.

Based on an evaluation of these factors and all the related sub-factors, DBRS has concluded that at the present time, the ratings for Ford Credit and Ford Credit Canada should be slightly higher than the base ratings for Ford. Along with these considerations, DBRS continues to heavily weigh the strength of the parent in assessing the ratings of this and any other captive subsidiary (driven first and foremost by the captive's heavy dependence on the parent for products), which meaningfully limits the degree to which captives can be rated above their respective parent companies.

For more information on this credit or on this industry, visit www.dbrs.com or contact us at: info@dbrs.com.